PROSPECTUS SUPPLEMENT NO. 10

$330,000,000

CITADEL BROADCASTING CORPORATION

1.875% Convertible Subordinated Notes due 2011

Common Stock

This prospectus supplement supplements the prospectus dated May 13, 2004 of Citadel Broadcasting Corporation, as supplemented, relating to the sale by certain of our securityholders (including their permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $330,000,000 aggregate principal amount of notes and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The table of selling securityholders contained on pages 87-91 of the prospectus is hereby amended to add the entities named below as selling securityholders.

Name	Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding Prior to this Offering		Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Conversion Shares of Common Stock Offered(2)	Number of Shares of Common Stock Beneficially Owned After this Offering(3)

Agere Systems Inc.	$100,000	*	%	—	3,922	—
American Medical Association	50,000	*		—	1,961	—
CBI Pension Plan	50,000	*		—	1,961	—
The Children's Memorial Medical Center	100,000	*		—	3,922	—
Citigroup Global Markets Inc.	1,000,000	*		—	39,216	—
Dreyfus Premier High Income Fund	1,750,000	*		—	68,627	—
GAM High Yield Inc.	500,000	*		—	19,608	—
GMAM Investment Funds Trust	4,750,000	1.44		—	186,275	—
Harbor High Yield Bond Fund	400,000	*		—	15,686	—
Honeywell International Inc. Master Retirement Trust	1,500,000	*		—	58,824	—
Houston Police Officers Pension System	750,000	*		—	29,412	—
New York City Employees' Retirement System	1,000,000	*		—	39,216	—
New York City Police Pension Fund	250,000	*		—	9,804	—
Pension Reserves Investment Trust	2,000,000	*		—	78,431	—
Praxair, Inc.	250,000	*		—	9,804	—
Primus High Yield Bond Fund, L.P.	1,600,000	*		—	62,745	—
The Public Employees Retirement System of Ohio	1,000,000	*		—	39,216	—
Retirement Income Plan for Employees of Armstrong World Industries, Inc.	250,000	*		—	9,804	—
Rockwell Automation Master Trust	150,000	*		—	5,882	—
The Salvation Army - Eastern Territory	150,000	*		—	5,882	—
Teachers Retirement System for the City of New York	1,000,000	*		—	39,216	—
Teachers Retirement System of Louisiana	1,000,000	*		—	39,216	—
Texas County & District Retirement System	1,500,000	*		—	58,824	—
The TJX Companies Inc. Retirement Plan Trust	50,000	*		—	1,961	—
University of Southern California	100,000	*		—	3,922	—
Wyeth Retirement Plan - US Master Trust	250,000	*		—	9,804	—

*    Less than 1%

(1)	Shares in this column do not include shares of common stock listed in the column to the right, which are issuable upon conversion of the notes offered hereby.

(2)	The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 39.2157 shares per $1,000 principal amount of notes at maturity. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(3)	Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

Investing in the notes involves risks. See "Risk Factors" beginning on page 12 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation of the contrary is a criminal offense.

The date of this prospectus supplement is September 2, 2004.